SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant   |X|
Filed by a party other than the Registrant   |_|


Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, For Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|X|      Definitive Additional Materials
|_|      Soliciting Material Under Rule 14a-12


                         RECKSON ASSOCIATES REALTY CORP.
                   ------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transaction applies:

                      ----------------------------------------------------------
              (2) Aggregate number of securities to which transaction applies:

                      ----------------------------------------------------------
              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                      ----------------------------------------------------------
              (4)     Proposed maximum aggregate value of transaction:

                      ----------------------------------------------------------
              (5)     Total fee paid:

                      ----------------------------------------------------------
|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)     Amount Previously Paid:

                      ----------------------------------------------------------
              (2)     Form, Schedule or Registration Statement No.:

                      ----------------------------------------------------------

              (3)     Filing Party:

                      ----------------------------------------------------------

              (4)     Date Filed:

                      ----------------------------------------------------------

[LETTERHEAD OF RECKSON ASSOCIATES REALTY CORP.]


November 7, 2006

Robert J. Hordon
Jason B. Dahl
Jonathan R. Spitzer
Arnhold and S. Bleichroeder Advisers, LLC
1345 Avenue of the Americas
New York, NY  10105

Dear Sirs:

On behalf of the independent members of the Reckson Board of Directors, we are writing in response to your letter of October 30, 2006. We value and appreciate the input of shareholders, and wanted to take this opportunity to clarify some key aspects of our decision to enter into a merger agreement with SL Green Realty Corp. and further outline why we continue to believe that the transaction creates superior value for Reckson shareholders - and that you should support it at the upcoming November 22nd shareholder vote.

As you know, under the proposed transaction, shareholders will receive $31.68 per share in cash, an adjusted prorated dividend, and 0.10387 of a share of SL Green for each share of Reckson stock they own - a combined value of $43.94 per share based on SL Green's closing price on November 6, 2006. Upon closing, Reckson shareholders will own over 15% of SL Green, the industry's best performing office RElT over the past three years.

Since its reorganization three years ago, Reckson has performed very well for its shareholders under management's leadership. Reckson has been a top performing U.S. office REIT, with total returns of 131% since the reorganization. However, several months ago we began to see signs that it would become more difficult to continue growing and producing the level of returns that shareholders have come to expect. Property valuations have risen significantly, which we believe would impact our ability to continue to deliver superior earnings growth.

Working with our investment bankers, Goldman Sachs and Citigroup, we analyzed a number of potential alternatives and determined that the best option was to pursue a sale of the entire Company, especially in light of the currently strong M&A environment for REITs. We also considered whether it would be desirable to sell the Company and its property portfolio in separate parts, or to sell our Manhattan properties and retain our suburban assets. However, we determined that these latter options would result in significant tax inefficiencies and transaction costs, as well as increased execution risk, compared to the sale of the entire Company.

At the Board's instruction, our bankers reached out to the most likely buyers in the industry. Ten potential buyers indicated interest, six of whom provided initial price indications. Of those six, two made proposals of $42.50 per share while others gave indications of interest around the $40.00 level. This tight grouping of price indications gave us a very good sense of the Company's private market value, and we went back to our higher bidders seeking the best price available. SL Green indicated that it would be willing to pay more if it could enhance the value it could obtain through a divestiture of the suburban properties, and determined independently that the best possible buyer of that suburban portfolio was an investment group comprised of Marathon Asset Management and members of Reckson's senior management team. SL Green proceeded to negotiate a sales price with that group, which enabled it to raise its bid for the entire company. SL Green's decision to sell certain assets to that specific group was not - and is not - a condition of closing of the merger agreement between Reckson and SL Green. SL Green had full incentive to maximize the value it obtained in the sale of these assets and negotiated several significant increases in price and other key concessions from the group in their separate, arm's-length negotiations.

[RECKSON LOGO]


When it became clear SL Green intended to sell certain assets to a group which included members of management, Reckson's independent directors instructed Goldman Sachs to do two things: (1) contact the other bidders that were part of the sale process to see if they would be willing to top SL Green's bid for Reckson, given that a solution for the non-core suburban properties was now available; and (2) contact all other bidders that were part of the sale process as well as other potential bidders to see if they had any interest in acquiring such non-core properties at a higher price than the price being offered by the management group.

No one has submitted a higher bid for Reckson or such non-core properties. No broader shopping of the deal for the suburban assets was practical then, nor is permissible now, within the constraints of the requirements established by SL Green to support its binding offer for the Company. Additionally, we received an opinion from Goldman Sachs with respect to the fairness from a financial point of view of the consideration to be received by Reckson shareholders in SL Green's acquisition of Reckson. We also received an opinion from Greenhill with respect to the fairness from a financial point of view of the consideration to be received by Reckson in connection with SL Green's portfolio deal with the management group.

In this context it is important to note that SL Green's offer was significantly higher than any of the other indications that we received and that SL Green had every incentive to receive the maximum value possible for the assets it is selling to the investment group. All other bidders had the same opportunity to partner with management or to seek higher valuation solutions for these assets.

With respect to your suggestion that we remarket the assets that are presently subject to a binding sales contract between the investment group and SL Green, please understand that these assets are not ours to remarket. They are the subject of our binding merger agreement with SL Green. Moreover, we do not believe that you have offered a compelling rationale for why our current transaction with SL Green should not proceed on the terms and conditions that were carefully and thoughtfully agreed to by the independent Board. Having agreed to highly negotiated terms and put forth their best and highest offer in the course of our competitive auction process, SL Green is not obligated to change the terms of the merger agreement. Furthermore, while the merger agreement with SL Green contains a customary "fiduciary out" which permits the Board to accept a higher bid, subject to a customary break-up fee payment, no such higher bids have emerged.

We are hopeful that all shareholders will judge this transaction on its merits. We are confident that those who do so will conclude that this transaction provides Reckson shareholders with the maximum value reasonably available. A vote in favor of the transaction is in the Company's and shareholders' best interest, while the alternative is at best a return to the prior position of the Company with the same outlook for the future outlined above.

Very truly yours,


/s/ Peter Quick

Peter Quick
Lead Independent Director


/s/Douglas Crocker II

Douglas Crocker II
Independent Director

[RECKSON LOGO]


IMPORTANT INFORMATION AND WHERE TO FIND IT
Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at WWW.SEC.GOV. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.